UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 17, 2011

BSQUARE CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	000-27687	91-1650880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 110th Ave NE, Suite 200

Bellevue, WA 98004

425-519-5900

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

BSQUARE Corporation (the “Company”) is today reporting final financial results for the fourth quarter and full year ended December 31, 2010. The Company announced preliminary results on March 3, 2011, at which time it was noted that the Company would be delaying the filing of its 2010 Annual Report on Form 10-K as a result of a normal, periodic review of its previously filed 2009 Annual Report on Form 10-K by the Securities and Exchange Commission and also because the Company was examining its accounting for income taxes, particularly the 100 percent valuation allowance relative to its deferred tax assets in light of the Company’s profitability. The Company’s 2010 Annual Report on Form 10-K will be timely filed immediately following the filing of this Current Report on Form 8-K and will contain complete financial statements.

All previously announced financial information remains unchanged except that net income and income tax benefit for both the fourth quarter and full year of 2010 increased by $2.6 million, or $0.24 per diluted share, as a result of the recognition of a deferred tax asset in the same amount. As a result of the adjustment, final fourth quarter 2010 net income was $4.7 million, or $0.42 per diluted share, while full year 2010 net income was $6.2 million, or $0.56 per diluted share. Previously announced EBITDAS and EBITDAS per share amounts remain unchanged. As management discussed on its conference call on March 3, 2011, recognition of the deferred tax asset will have the effect of increasing income tax expense in 2011 compared to prior periods.

The information in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSQUARE CORPORATION

Date: March 17, 2011	By:	/s/ Scott C. Mahan
Scott C. Mahan Vice President, Finance & Operations
and Chief Financial Officer